Exhibit 99.2

WFCF

2020 Third Quarter Conference Call Script

Call date: Thursday November 5, 2020

Call time: 10:00 a.m. Mountain Time

Operator

Greetings, and welcome to Where Food Comes From Third Quarter Earnings Conference Call. At this time all participants are in a listen only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded.

I would now like to turn the conference over to your host, Jay Pfeiffer, Investor Relations. Thank you. You may begin.

Jay

Good morning and welcome to the Where Food Comes From third quarter earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial metrics, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining the call today.

This morning we released our Q3 financial results and, as in the second quarter, we are pleased with our performance – especially in the context of the pandemic’s ongoing impact on our customers and other key players in the food supply chain that impact our business. Since late in the first quarter, protein processors have struggled to stay up and running on a consistent basis and many producers have severely curtailed on-site audits due to restrictions on third parties visiting their facilities. This is particularly true of our pork, poultry, dairy and egg producing customers, which have relatively enclosed production facilities. Our verification services for these commodities generate a meaningful percentage of our revenue and that revenue has declined significantly since restrictions were put in place in March. We expect to resume auditing in these commodities once the pandemic subsides.

The good news for us is that our beef business has been exceptionally strong over the last seven months and has for the most part offset the declines we experienced in other verification revenue categories that I just referenced. As a result, at a time when a lot of companies are reporting pandemic-related revenue declines, our revenue was roughly flat in Q3 and down only slightly through the first nine months of 2020. And perhaps more importantly, our profitability has improved dramatically. Let me share of a few financial highlights with you.

Revenue in the third quarter was flat at $6.2 million and down less than 4% year to date at $14.5 million versus $15.1 million. As I mentioned earlier, four of our core verification revenue categories contributed very little to the top line but our beef verification business was very strong and related tag sales increased 25% year over year as producers and packers continued to prioritize premium verifications. In addition, customer demand for our new BeefCARE™ program continued to grow in the third quarter as we added new producer and processor customers, including two of the world’s largest meat packers. We were delighted that one of those packers, Tyson Foods, highlighted Where Food Comes From in a recent press release announcing their commitment to BeefCARE in what they said would be “the largest beef transparency program in the U.S.”

BeefCARE is the cornerstone of the new CARE initiative we introduced in the first quarter of this year. The CARE program is a suite of sustainability solutions that address consumer demand for sustainably produced beef, dairy, poultry and pork products and it’s a great example of the kind of organic growth initiative that sets us apart from our competition and helps insulate us from black swan events like the pandemic. With sustainability front and center as a fast-growing trend among consumers, the CARE program offers us solid growth potential for years to come. If you haven’t done so already, I encourage you to visit WFCFCARE.com to learn more about this exciting program.

Moving on to our profitability, which was another bright spot for the Company in the third quarter.

The increase in beef-related activity, which tends to be higher margin revenue for us, drove gross margins higher by 310 Bps in the third quarter and by 250 Bps year to date. So again, as revenue has trended flat to down slightly, our margins have improved considerably. There are two specific factors at play here. One, the growth in less costly remote audits conducted by salaried personnel has increased the profitability of each audit. And two, the increased demand for premium beef audits drove increased sales of our higher-margin RFID ear tags.

In addition to the impact of improved gross margins, our bottom line has benefitted from a meaningful reduction in SG&A expense. During both the third quarter and nine-month period we experienced a pandemic-related reduction in travel and marketing costs and we hope to make some of these cost reductions permanent going forward. Additionally, during 2020 we have benefitted from lower public company costs. Specifically, in Q3 our SG&A came down 8%, or $167,000, year over year. Through nine months, SG&A is lower by 4%, or $223,000.

As a result, our third quarter YOY comparisons included the following highlights:

●	Operating income increased 56% to $956,000 from $614,000.

●	Net income attributable to WFCF increased 35% to $730,000, or $0.03 per share, from net income of $541,000, or $0.02 per share.

●	It was WFCF’s most profitable quarter in Company history.

●	And adjusted EBITDA increased 28% to $1.3 million from $1.0 million.

For the nine-month period:

●	Operating income increased 49% to $1.1 million from $717,000.

●	Net income attributable to WFCF increased 11% to $840,000 from $759,000.

●	And adjusted EBITDA increased 5% to $2.0 million from $1.9 million.

●	We generated $2.2 million in net cash from operations in the first nine months of 2020, down 7% from $2.3 million in the same period last year due to the timing of state and federal income tax payments.

●	And we continued to strengthen our balance sheet, with cash, cash equivalents and short-term investments at September 30th up 69% to $4.9 million from $2.9 million at 2019 year-end. We had $3.9 million in working capital at September 30, up from $3.1 million at 2019 year-end.

In closing, I want to again thank the Where Food Comes From team for their outstanding effort this year and our shareholders and other stakeholders for their continued support.

And with that, I’ll open the call to questions. Operator…

Question 1:

Raphi Savitz: Congrats on a good quarter. Could you maybe talk about how your access to your company’s facilities has evolved since March? And where that stands today? And then I have a follow-up as well.

John Saunders: And are you referring to our customers or to our own operations here?

Raphi Savitz: No, your customer facilities, right? Because it sounds like obviously, during the pandemic, you have limited access to some facilities. And I’m trying to understand how that’s evolved since the March period and kind of where that stands today and what sort of access you may have today and the ability to do the audits you’d normally do?

John Saunders: Yes. Great question. So it’s dependent on the different industries that we’re in and then the geography of where they’re located. So there’s been a big difference between our beef business and our other businesses, as I’ve mentioned. But I’ll let Leann kind of give some specifics on what means specifically and what it means for our auditing business and more importantly, what it means moving forward.

Leann Saunders: So, with some of operations where we were able to work with different standard-setting bodies and establish virtual and remote auditing, we did that. So we moved in that direction as quickly as possible. In some cases, we tended to be the certification body that was helping them kind of make that decision in order to continue operations. When you think about virtual and remote auditing, a lot of that is obviously technology-driven. So when you think about really remote locations, such as dairies, such as cow-calf operations, where you don’t have good technology, the ability to do remote audit, and you’ve been trying to physically go on-site as much as possible, when the customer is comfortable with that and our auditor. So that’s how we’ve been handling it. When you think about visitor policies when you have some of these large entities and that are processing facilities that were really struggling with COVID internally themselves, then those were just really basically shut down for a period of time, and we’ve been slowly moving back to doing audits as we could. We’re also, as you can imagine, dealing with the complexity of different state rules and quarantine rules when we look at physically going on site. So it’s been a bit to manage, but I have to — we’re very encouraged, and our team has done a wonderful job innovating and being flexible during these times.

John Saunders: Yes, and I’ll just finish with — I think, we were — we felt relatively positive as we moved through the summer. But unfortunately, I think we’re seeing more lockdowns occurring across the country. So we’re really kind of dealing with that. I think it’s — again, as Leann said, we’re much more reliant on technology, and I think we’re going to be much smarter as a verification company as we move forward.

Raphi Savitz: Okay. That’s super helpful. And I guess, as you — maybe switching gears a bit, as you think about the business over the next few years, let’s say, 3, 5 years, whatever time frame you want to put on it, what do you feel like will be the #1 driver of your business? Is it more kind of the consumer demand for — better for you products? Is it the beef export market? Is it your tag regulations? Or is it something else that we should be thinking about?

John Saunders: Yes. I’d say it’s — in many ways, it’s a combination of all those things. There’s a few things that I think really specifically have changed, Raphi. One is that the pandemic has highlighted the lack of transparency and traceability in our food supply chain. So we’ve seen a strong push towards online systems, regional and local producers that are trying to connect directly with consumers, with themselves and to eliminate reliance on the more cumbersome foundation that we have within our food system right now. So that trend is going to have a significant impact on our business. Sustainability, I think, as a result of the pandemic as well has become a keyword that we talked a lot about back in 2008, 2009. And literally has kind of gone off the radar. But as a result of what we’ve seen, major retailers like Walmart and others are really focusing on sustainability as something that they’re looking forward to with their consumers and trying to understand where they’re going.

And then your final point that I think, again, not to blame the pandemic or to give credit to the pandemic, but it’s highlighted the need for a more robust disease traceability system in the U.S. and we’ve been strong proponents of a voluntary program. And we’ve seen a lot of tailwinds in that regard that I think industry leaders are saying, “We really need to address this now.” And the industry I’m talking about specifically is the beef industry. And so we’re a big part of that. So I think all three of those trends and changes that we’ve seen in the last 6 months are going to have probably bigger impacts on our business than we really can even anticipate right now.

Raphi Savitz: And how does software kind of play a role in your future?

John Saunders: Yes. It’s just highlighted the — I think in the past, it was always on-site, having boots on the ground, people being in a specific area at some interval. And typically, once a year was that interval. And I think what we’ve found is that — and it ranges even from just FaceTime. It’s FaceTime, right? Isn’t that the one? Yes, FaceTime that we’re using technology in a way that we never did before. All of our auditors are using iPads. We’re using a lot of video to conduct verifications. And again, we’re doing at an interval that was different than what we were doing before. So maybe we check on an operation once a month or once a quarter as opposed to once a year. So I would say that’s probably been the biggest difference, Raphi, is that we are every day looking to use more technology. And some of it’s proprietary, some of it we’re developing internally, but a lot of it we’re just using off-the-shelf products, Salesforce, again, FaceTime, Zoom, GoToMeeting, everything that everybody else has been using — learning to adapt to, we’re doing that as well. So it’s a big part of the future.

Question 2:

Timothy Bardes: It’s great to see the results this quarter and this year so far and kind of the work that you’ve done. I think you’ve talked very well about kind of your business strategy and kind of your acquisition strategy as well as the acquisition — the kind of the business strategy within the acquisition strategy, but I wanted to get more into kind of capital allocation and how that kind of works into it. So when you’re looking at kind of acquisitions in the past, how have you kind of made the yes, no decisions on acquisitions? How do you look at valuation within those decisions? And then how do you look at how you’re going to fund it with your decisions on either cash on hand or taking on debt or issuing equity?

John Saunders: Great question, Tim. So in the past, we’ve completed in excess of 10 acquisitions. And when we started, as you may or may not be aware, we didn’t have a lot of cash on our balance sheet. So at the time, being a public company really gave us an opportunity to complete some of those really transformative acquisitions for us. So we were very, very blessed, I think, and we looked at those businesses, almost all in the same — the same glass, and that is that we look for strong businesses with a history, with a strong customer base, with literally impeccable reputations. That was something that was a strong part of our business. And then in most cases, they were family-founded and family-run businesses. So that wasn’t necessarily a requirement, but it just kind of worked out that way.

From a financial perspective, it was really pretty simple. We looked at — we looked at the revenue of those businesses. And I would say, usually, we look at either at 8.5x EBITDA or 1.5x revenue to come with a valuation that we would then, in most cases, have an initial investment, where we would buy a controlling interest in the business. And then at some point later, we would complete the transaction-based on the financial performance of the principles that we would leave in place.

So that was kind of the world before. The world today, I think, is you can look at our most recent acquisition, which was Postelsia, which met a lot of those same criteria that I mentioned. It’s a husband-and-wife team, one of the most well-renowned groups within the seafood space. And our deal was roughly 1.5x revenue. The big difference, Tim, is that we are very protective of our stock now. So as you probably noticed, we use 100% cash within that acquisition, and I’d say that will be the trend moving forward. So we’re going to use cash. We’ll probably even pursue debt before we would do equity at this point if the transaction was large enough or we — it required something bigger. But as you guys can see from the balance sheet, that’s not really a problem for us right now.

Question 3:

Terry Thompson: Hey, John. Looks like a nice quarter. Congratulations on another good quarter, especially with everything that’s going on. And really, everybody is swimming upstream now it seems like. I was pleased to see Tyson include Where Food Comes From in their press release. Is there anything we can do to have them highlight Where Food Comes From’s participation in this and whatever other programs to help raise our public profile?

John Saunders: They’re actually — good question. I’ll let Leann kind of follow up to me, but they actually are doing quite a bit. In fact, we’ve been surprised at their commitment to BeefCARE. And even though it may not be in the same circles that this crew necessarily works, and they really are putting a lot behind the BeefCARE program to developing out videos and really talking to their retail customers about the program. So I’ve — it probably doesn’t show quite as much, Terry, but they’re really doing a lot. Go ahead.

Leann Saunders: Terry, they have put a strong commitment behind BeefCARE. And I think when you look at the announcement and their Chief Sustainability Officer actually being John R. Tyson. So when you think about kind of the level within the organization this rises to and their commitment to it, I think we’re very encouraged. And it takes — for a company like that to make this commitment is huge, and it takes a long time within their certain supply chains to move in a direction. So I’m sure they’re going to be conservative about talking about certain things publicly, but they’ve been extremely committed to moving things forward in their supply chain, and we’re very encouraged.

John Saunders: I was just going to say, we’ll continue to pass along information that we see as relevant, Jay will distribute. Even if it’s not a press release from us, if there’s information that we think is important, we’ll convey that.

Terry Thompson: Yes. And I’m sure there’s a lot of inertia involved with that larger organization. Has there been any further developments on the McDonald’s program here from a year or 2 ago. Is anything going on with that? Or is that kind of dead in the water?

Leann Saunders: So the pilot project that we worked on for them, we actually did another pilot project this spring with some other members of a pilot through the U.S. Roundtable for Sustainable Beef. So there’s — it’s still very active. We still have a presence in Canada, tied to the Canadian Roundtable, which is really what that McDonald’s pilot prompted the Canadian Roundtable for Sustainable Beef to get off the ground. So we’re still — we still have very close ties, still very active. Similar to a company like Tyson, it’s hard for McDonald’s to move in a direction of, say, making a claim on a product on a menu. That takes years. But they’re still very focused on it and aggressive members of these roundtables that we meet with all the time.

Terry Thompson: Good. And then one other question, and I’ll let you move on to the next questioner. What are your plans? Are you anticipating having a shareholders’ meeting this next spring? Or is that still up in the air?

John Saunders: Yes. I’d say that’s up in the air. We’ll kind of — I think, go with the flow and see what most other groups are doing as well. So we’ll let you know. But we have a meeting in the plan.

Operator: We have reached the end of our question-and-answer session. And I would like to turn the call back over to Mr. John Saunders for any closing remarks.

John Saunders: Once again, thank you all for joining today. Have a great end of the year, and we’ll talk to you after the first of the year.

Operator: This concludes today’s teleconference. You may now disconnect your lines at this time. Thank you for your participation, and have a wonderful day.